Exhibit 3.31

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SUSSER HOLDINGS, L.L.C.

This SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Susser Holdings, L.L.C., a Delaware limited liability company (the “Company”), is made as of December 21, 2005 (the “Effective Date”), by Stripes Holdings LLC, a Delaware limited liability company, as the sole member (the “Member”) of the Company.

WHEREAS, the Member desires to amend and restate the Fifth Amended and Restated Limited Liability Company Agreement, dated as of September 26, 2001, to reflect that the Member is the sole member of the Company and to set forth the subsequent regulation and management of the affairs of the Company.

NOW THEREFORE, BE IT RESOLVED as follows:

AGREEMENT

1. Name. The name of the limited liability company is Susser Holdings, L.L.C.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

3. Certificates. The Member shall execute, deliver and file any certificates (and any amendments or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

a. acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

b. act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

c. take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

d. operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

e. borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

f. invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

g. prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

h. enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to or incidental to the accomplishment of the purposes of the Company;

i. employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

j. enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

k. do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5. Principal Business Office. The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Member.

6. Registered Office. The registered office of the Company in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation or such other office as the Member may designate in the manner provided by law.

7. Registered Agent. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other person as the Member may designate in the manner provided by law.

8. Name and Mailing Address of the Member. The name and business or residence address of the Member is as follows:

Name	Address
Stripes Holdings LLC	c/o Wellspring Capital Management LLC Lever House 390 Park Avenue, 5th Floor New York, New York 10022

9. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 23 of this Agreement.

10. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Member, any Officer (as hereinafter defined), employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

11. Capital Contributions. The Member is deemed admitted as a Member of the Company upon its execution and delivery of this Agreement. The Member shall not make an initial capital contribution to the Company but may make such later capital contributions as it shall, in its sole discretion, determine. The total capital of the Member in the Company from time to time shall be referred to as the Member’s “Capital.”

12. Additional Contributions. The Member is not required to make additional capital contributions to the Company.

13. Capital Account. A Capital account shall be maintained for the Member on the books of the Company, which account shall set forth the Capital of the Member in the Company. Such Capital account shall be adjusted to reflect the Member’s shares of allocations and distributions as provided in Section 15 of this Agreement, and any additional capital contributions to the Company or withdrawals of Capital from the Company. Such Capital account shall further be adjusted to conform to the Treasury Regulations under Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), as interpreted in good faith by the Member.

14. Profits and Losses. The Profits or Losses incurred by the Company for each taxable year shall be determined on an annual basis. For each taxable year in which the

Company realizes Profits or Losses, such Profits or Losses, respectively, shall be allocated to the Member. As used herein, “Profits” and “Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

a. any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss; or

b. any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss.

15. Allocations and Distributions.

a. Allocations of Profit and Loss. Whenever a proportionate part of the Company’s Profit and Loss is allocated to the Member, every item of income, gain, loss, deduction and credit entering into the computation of such Profit or Loss applicable to the period during which such Profit or Loss was realized shall be allocated to the Member.

b. Distributions. Distributions shall be made to the Member at such times and in such amounts as may be determined in the sole discretion of the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

16. Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 16 may be revoked at any time by the Member.

17. Management.

a. The business and affairs of the Company shall be managed by the Member. Subject to the express limitations contained in any provision of this Agreement, the Member shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement.

b. Subject to the rights and powers of the Member and the limitations thereon contained herein, the Member may delegate to any person, any or all of its powers, rights and obligations under this Agreement.

c. Subject to the rights and powers of the Member and the limitations thereon contained herein, the Member may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Member may reasonably determine.

d. The Member shall have the powers set forth above until the earliest to occur of its dissolution, termination, winding-up, bankruptcy, or other inability to act in such capacity, at which time the legal representative of the Member shall appoint a successor to the interest of the Member for the purpose of settling the estate or administering the property of the Member.

e. The Member may be compensated for its services to the Company, as determined in its sole discretion.

18. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

19. Exculpation and Indemnification. None of the Member, any of its respective members, employees, agents, officers, directors, any of their respective affiliates, consultants, employees or agents or any Officer (each an “Indemnified Party”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Party’s gross negligence or willful misconduct. To the full extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that no Indemnified Party shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Party by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 19 shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof.

20. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

21. Assignments. The Member may transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company interest, as determined in its sole discretion.

22. Termination of Membership. The rights of the Member to share in the Profits and Losses of the Company, to receive distributions and to assign its interest in the Company pursuant to Section 21 shall, on its dissolution, termination, winding-up, bankruptcy, or other inability to act in such capacity, devolve on its legal representative for the purpose of settling its estate or administering its property.

23. Dissolution.

a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(i) the written consent of the Member;

(ii) the dissolution, termination, winding-up, bankruptcy, or other inability to act in such capacity, of the Member; and

(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner).

24. Elections. The Member shall determine the accounting methods and conventions under the tax laws of any and all applicable jurisdictions as to the treatment of income, gain, loss, deduction and credit of the Company or any other method or procedure related to the preparation of such tax returns. The Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws, and the Member shall not be liable for any consequences to any previously admitted or subsequently admitted Members resulting from their making or failing to make any such elections.

25. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

26. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

27. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

28. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

STRIPES HOLDINGS LLC

By:	/s/ Sam L. Susser
Name:	Sam L. Susser
Title:	President & CEO